Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority, Inc.	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES SECOND QUARTER 2005 RESULTS

-Reports Diluted EPS of $0.53, exceeding expectations by $0.04-

-Company Raises Full Year EPS Guidance to $1.96 to $2.01-

Englewood, CO, August 18, 2005– The Sports Authority, Inc. (NYSE:TSA) today announced results for its second fiscal quarter ended July 30, 2005.

•      Diluted EPS of $0.53 vs. previous guidance of $0.47 - $0.49

•      Comparable store sales increase of 0.2%

•      Raises full year diluted EPS guidance from $1.90 - $1.97 to $1.96 - $2.01

Net income for the second quarter was $14.2 million, or $0.53 per diluted share, compared with net income of $6.8 million, or $0.26 per diluted share, including merger integration costs, in the prior year’s second quarter. Excluding the effect of after-tax merger integration costs of $5.1 million, or $0.19 per diluted share, net income for the prior year’s second quarter was $11.9 million, or $0.45 per diluted share.

Total sales for the second quarter were $617.0 million compared with $605.0 million in the prior year’s second quarter, an increase of $12.0 million, or 2.0%. Second quarter comparable store sales for the Company increased 0.2%.

Net income for the 26 weeks ended July 30, 2005 was $22.2 million, or $0.83 per diluted share, compared with net income of $10.9 million, or $0.41 per diluted share, including merger integration costs, in the prior year’s comparable period. Excluding the effect of after-tax merger integration costs of $10.4 million, or $0.39 per diluted share, net income for the prior year’s 26 weeks was $21.3 million, or $0.80 per diluted share.

Total sales for the 26 weeks ended July 30, 2005 were $1.21 billion compared with $1.18 billion in the prior year’s comparable period, an increase of $31.2 million, or 2.7%. Comparable store sales for the 26 weeks ended July 30, 2005 increased 1.0%.

The Company opened one store and closed two stores during the second quarter to arrive at a total number of stores in operation as of July 30, 2005 of 392 stores in 45 states.

Doug Morton, Chief Executive Officer commented, “We exceeded earnings expectations for the second quarter driven by improvements in gross margin and effective management of our operating expenses. We were pleased with the sales performance of several key categories including active apparel and fitness, however, the impact on our top line performance was greater than expected due to our decision not to repeat certain promotional events. This decision also resulted in an improved gross margin rate and higher gross margin dollars, which contributed to the favorable EPS performance.  In addition, we reduced quarter end debt by $45 million compared to second quarter last year and reduced inventory by $33 million, or 6.6% on a per square foot basis, over the comparable period last year.”

Guidance for Fiscal Year 2005

For the third quarter of fiscal 2005, the Company is forecasting a comparable store sales increase of approximately 1% to 2%, total sales of approximately $565.0 million and diluted EPS of $0.09, based on 26.8 million diluted shares outstanding in the quarter.  The Company expects to open five new stores and relocate two stores during the third fiscal quarter.

For fiscal year 2005, the Company is forecasting comparable store sales to increase approximately 1.5%. The Company also stated that it is raising its fiscal year 2005 diluted EPS guidance to $1.96 to $2.01, based on an estimated 26.7 million diluted shares outstanding, compared to its previous guidance of $1.90 to $1.97. The Company expects to open approximately thirteen new stores, relocate four stores and close seven stores during the year.

Non-GAAP Financial Measures

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of July 30, 2005, The Sports Authority operated 392 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the possibility that the Company’s independent auditors may identify additional issues or other considerations while they complete their review of the Company’s financial statements, rapidly changing accounting rules, regulations and interpretations, the competitive environment in the sporting goods industry in general and in the specific market areas of the Company, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended		26 Weeks Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Net sales	$617,034	$605,025	$1,208,265	$1,177,065
Cost of goods sold, buying, and occupancy	442,985	436,707	873,358	849,442
Gross profit	174,049	168,318	334,907	327,623
Gross profit %	28.2%	27.8%	27.7%	27.8%
Operating expenses:
Selling, general and administrative expenses	144,952	143,636	287,115	282,881
Selling, general and administrative expenses %	23.5%	23.7%	23.8%	24.0%
Integration costs	—	8,419	—	16,977
Store pre-opening expenses	471	758	1,178	1,681
Operating income	28,626	15,505	46,614	26,084
Non-operating income (expense):
Interest	(5,345)	(4,838)	(10,841)	(9,126)
Other income	215	423	865	944
Income before income taxes	23,496	11,090	36,638	17,902
Income tax expense	(9,281)	(4,325)	(14,472)	(6,982)
Net income	$14,215	$6,765	$22,166	$10,920
Earnings per share:
Basic	$0.55	$0.26	$0.85	$0.43
Diluted	$0.53	$0.26	$0.83	$0.41
Basic weighted average shares outstanding	26,050,048	25,696,137	25,962,964	25,548,588
Diluted weighted average shares outstanding	26,774,677	26,469,345	26,682,016	26,435,375

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 13 and 26 weeks ended July 31, 2004 include merger integration costs. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these costs, and including income tax expense at effective tax rates.

Income before income taxes as reported	$11,090	$17,902
Integration costs	8,419	16,977
Pro forma income before income taxes	19,509	34,879
Income tax expense at effective tax rates	(7,609)	(13,603)
Pro forma net income	$11,900	$21,276
Pro forma earnings per share:
Basic	$0.46	$0.83
Diluted	$0.45	$0.80
Basic weighted average shares outstanding	25,696,137	25,548,588
Diluted weighted average shares outstanding	26,469,345	26,435,375

The Sports Authority, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	July 30, 2005	January 29, 2005	July 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$31,623	$24,838	$30,535
Merchandise inventories	738,380	728,853	771,444
Other current assets	134,838	128,969	165,092
Total current assets	904,841	882,660	967,071
Property and equipment, net	280,169	256,312	244,312
Other long-term assets	293,714	312,209	287,077
Total assets	$1,478,724	$1,451,181	$1,498,460

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$303,901	$339,492	$349,612
Other current liabilities	176,256	187,650	178,237
Total current liabilities	480,157	527,142	527,849
Long-term debt	344,429	305,383	389,815
Other long-term liabilities	138,773	133,647	120,286
Total liabilities	963,359	966,172	1,037,950
Total stockholders’ equity	515,365	485,009	460,510
Total liabilities and stockholders’ equity	$1,478,724	$1,451,181	$1,498,460